Exhibit 10(x)(iv)

[*] Confidential Treatment Request. Confidential portions of this agreement have been omitted and filed separately with the Securities and Exchange Commission.

ASSET PURCHASE AGREEMENT
between
AMERICAN MEDICONNECT, INC.
and
PHONE SCREEN, INC.
as Sellers,
and
JANET LIFSHITZ
as Stockholder
and
JOSEPH SAMEH
as a director and an officer of the Sellers
and
AMERICAN MEDICONNECT ACQUISITION CORP.
as Buyer
and
AMERICAN MEDICAL ALERT CORP.
as Guarantor
_______________________
December 22, 2006
______________________

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-ii-

-iii-

List of Exhibits

Page

Exhibit A	Sellers’ Secretary’s Certificates
Exhibit B	Bill of Sale and Assignment Agreement
Exhibit C	Legal Opinion of Counsel to Sellers and Principals
Exhibit D	Management Employment Agreements
Exhibit E	Wire Transfer Instructions
Exhibit F	Form of Lease

-iv-

ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT, dated December 22, 2006 (together with all Schedules hereto, this "Agreement"), among American MediConnect Acquisition Corp., a New York corporation, with offices at 3265 Lawson Boulevard, Oceanside, New York 11572 ("Buyer"), and American Medical Alert Corp., a New York corporation with offices at 3265 Lawson Boulevard, Oceanside, New York, 11572, as guarantor of Buyer's obligations hereunder, on the one hand, and American MediConnect, Inc. (“MediConnect”) and Phone Screen, Inc. (“Phone Screen”, and together with MediConnect, the “Sellers”) each of which is an Illinois corporation having offices at 3232 North Elston Avenue, Chicago, IL 60618, and Janet Lifshitz, an individual and the sole stockholder of each of the Sellers, residing at 2722 Old Glenview Road, Wilmette, IL 60091 (the "Stockholder" or "Principal"), and Joseph Sameh, an individual and a director and officer of each of the Sellers, residing at 2722 Old Glenview Road, Wilmette, IL 60091 (the "Officer" or a "Principal", and together with the Stockholder, the "Principals"), on the other hand.

RECITALS

A. MediConnect is in the business of providing telephone answering services, message services, faxing services, paging services and other ancillary office services (collectively, the "TAS Business").

B. Phone Screen is in the business of providing clinical trial support services (the "Phone Screen Business", and together with the TAS Business, the "Business")

C. Buyer desires to purchase from each of the Sellers, and each of Sellers desires to sell to Buyer, certain of each such Sellers’ assets and properties relating to the Business, on the terms and subject to the conditions set forth herein.

D. The parties have drafted a disclosure schedule (the "Disclosure Schedule") corresponding to various provisions of this Agreement, in order to record various disclosures made pursuant to the various provisions hereof.

AGREEMENT

In consideration of the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

Section 1. Sale and Purchase of Assets.

1.1 Sale and Purchase. Upon the terms and subject to the conditions contained in this Agreement, each of the Sellers, as of the date hereof (the “Closing Date”), hereby sells, assigns, transfers and delivers to Buyer, and Buyer, as of the Closing Date, purchases and accepts from each of the Sellers, all of the assets and rights of every nature, kind and description, tangible and intangible, wherever located, that are owned, used or held for use by each such Seller in or for each Seller's Business, as the same exists on the Closing Date (collectively, the "Purchased Assets"), free and clear of any and all liens, charges, claims, pledges, security interests or other encumbrances of any kind whatsoever ("Liens"), other than (i) cash, except for cash relating to Accounts Receivable belonging to Buyer as set forth in Section 1.6, (ii) all assets and rights in connection with the Employee Plans (as defined in Section 2.24 of this Agreement), except for those listed in Section 4.1 of the Disclosure Schedule, and (iii) all assets listed in Section 1.1 of the Disclosure Schedule hereto (collectively, the "Excluded Assets"). The Purchased Assets shall include, without limitation, the following, in each case, as used or held for use by each Seller in or for each Seller's Business:

(a) customer accounts (both actual and prospective), including barter accounts, if any;

(b) expenses prepaid by each of the Sellers;

(c) customer and supplier lists, mailing lists, telephone numbers, DID numbers, catalogs, yellow pages advertising, brochures, promotional materials and handbooks relating to the Business;

(d) other books, records, files, contracts, plans, notebooks, production and sales data and other data of each of the Sellers relating to the Business, including but not limited to book keeping records and ledgers, whether or not in tangible form or in the form of intangible computer storage media such as optical disks, magnetic disks, tapes and all similar storage media;

(e) machinery, computers, file servers, networking hardware, software licensing and other data processing hardware (and all software related thereto or used therewith) and other tangible personal property of similar nature, including but not limited to all items set forth on each of Sellers’ fixed asset ledger attached to this Agreement on Section 2.5 of the Disclosure Schedule, the Amtelco telephony equipment and all telephony hardware and peripherals, including, but not limited to, telephony chassis, expansion cards, monitors, spare equipment, operator audio boxes, amplifiers and headsets;

(f) office furniture, office equipment, fixtures and other tangible personal property of similar nature, as set forth in Section 2.5 of the Disclosure Schedule, and all other such items located in the premises identified in the Leases (as hereinafter defined), whether or not set forth in Section 2.5 of the Disclosure Schedule;

(g) all inventory including, but not limited to, any pagers;

(h) interests to the extent owned by each of the Sellers in any patent, copyright, trademark, trade name, brand name, service mark, service name, assumed name, domain name, website, logo, symbol, trade dress, design or representation or expression of any thereof, or registration or application for registration thereof, or any other invention, trade secret, technical information, know-how, proprietary right or intellectual property, technologies, methods, designs, drawings, software (including documentation and source code listings), processes and other proprietary properties or information (collectively, the "Intellectual Property");

(i) real property interests described in Section 2.8 of the Disclosure Schedule to this Agreement together with all licenses, leases, rights, privileges and appurtenances thereto including, without limitation, all leases, agreements and other rights to use, occupy or possess, or otherwise with respect to, real property or machinery, equipment, vehicles, and other tangible personal property of similar nature to which each of the Sellers is a party, and all rights arising under or pursuant to such leases, agreements and rights;

(j) all rights under contracts, agreements, options, commitments, understandings, licenses, leases, permits and instruments relating to the Business including, without limitation, customer and supplier contracts, sales representative and distributor contracts and commission contracts with respect thereto, all as listed (the "Assigned Contracts") on Schedule 1.1(j) of the Disclosure Schedule, but no Liabilities (as defined below) associated with any of the Assigned Contracts, except as set forth in Section 1.2 below;

(k) all of the Sellers' rights, title and interest in and to the names “MediConnect" and "Phone Screen" and all variations thereof and all similar names and the goodwill associated therewith and with the Purchased Assets, together with all trademarks, service marks and trade names each of the of Sellers related to the Business, if any;

(l) third party warranties and guarantees and other similar contractual rights as to third parties held by or in favor of each of the Sellers, and arising out of, resulting from or relating to the Business or the Purchased Assets, to the extent not included as part of the Assigned Contracts; and

(m) rights to insurance and condemnation proceeds relating to any damage, destruction, taking or other similar impairment of any of the Purchased Assets and payable directly to either of the Sellers.

1.2 No Assumption of Liabilities. Except as provided herein, Buyer is not assuming any Seller's direct or indirect liabilities, obligations, undertakings, indebtedness, obligations under guaranties, endorsements, adverse claims, losses, damages, deficiencies, costs, expenses or responsibilities of any kind, fixed or unfixed, known or unknown, asserted or unasserted, due or undue, liquidated or unliquidated, secured or unsecured, accrued or unaccrued, contingent or non-contingent, subordinated or non-subordinated (collectively, "Liabilities"). Buyer will assume all Liabilities relating to the Purchased Assets and the Business to the extent arising from activity of Buyer relating to periods after the Closing Date (collectively, the "Assumed Liabilities").

1.3 Purchase Price. The aggregate purchase price for the Purchased Assets is Two Million Twenty Eight Thousand Eight Hundred Thirty and 00/100 ($2,028,830.00) Dollars (the "Purchase Price"). The Purchase Price shall be payable as set forth below:

(a) Nine Hundred Ninety Three Thousand Seven Hundred Thirty Nine and 50/100 ($993,739.50) Dollars, payable to MediConnect by wire transfer on the Closing Date (the "MediConnect Closing Cash Purchase Price");

(b) Five Hundred Thousand ($500,000.00) Dollars, payable to Phone Screen by wire transfer on the Closing Date (the “Phone Screen Closing Cash Purchase Price”);

(c) Thirty Five Thousand Nine Hundred Sixty Seven (35,967) shares of American Medical Alert Corp. ("AMAC"), the Buyer's indirect parent, common stock issued to MediConnect (the "AMAC Shares"); and

(d) and Three Hundred Five Thousand Seven Sixty Six and 00/100 ($305,776.00) Dollars, plus interest accrued thereon at a rate of six (6%) percent per annum, payable to MediConnect upon the twelve month anniversary of the Closing Date; provided, however, that to the extent any such amounts are not paid because of a properly asserted claim pursuant to Section 6.4 hereof, such amounts shall not be deemed to be an amount payable under this Section 1.3(d);

(e) As additional consideration, the Buyer shall pay each Seller the amounts set forth in Section 1.7(a)-(c) hereof (the "Contingent Additional Good Will Payment"), and the amounts set forth in Section 1.7(f) hereof (the "Phone Screen Additional Good Will Payment"), in each case to the extent so payable.

1.4 Sellers’ and Principals’ Closing Deliveries. (a) On or prior to the Closing Date, each of the Sellers and the Principals, will have delivered to Buyer each of the following documents (collectively, the "Seller's Closing Documents"):

(i) Certificate of Secretary. A certificate of the Secretary of each of the Sellers in the form of Exhibit A, setting forth a copy of the resolutions adopted by its board of directors and the Stockholder in her respective capacity as a stockholder of each of the Sellers, approving the execution and delivery of this Agreement, ratifying all past corporate action, and the other documents and instruments contemplated hereby to which it is a party (this Agreement and all other documents and instruments to which Buyer, the Sellers or the Principals is a party in connection herewith being sometimes collectively referred to herein as the "Purchase Documents") and the consummation of the transactions contemplated hereby;

(ii) Instruments of Transfer. Two separate Bills of Sales and Assignment Agreements, in the form of Exhibit B attached hereto (the "Bill of Sale"), duly executed by each of the Sellers, respectively, that, among other things, conveys, transfers and sells to Buyer all right, title and interest of each of the Sellers in and to the Purchased Assets owned by each of the Sellers, respectively.

(iii) Legal Opinion of Counsel to Sellers and Principals. An opinion, in the form of Exhibit C attached hereto, from Stone, Pogrund & Korey, counsel to Sellers and the Principals.

(iv) Wire Transfer Instructions. Wire transfer instructions for the payment of each of the MediConnect and the Phone Screen Closing Cash Purchase Price, respectively, in the forms attached hereto as Exhibit E.

(v) Schedule of Receivables. A schedule of all receivables due to each of the Sellers as of the close of business on the Closing Date, including Sellers' standard aging report for each account.

(vi) Customer List. A complete and unrestricted list of all customers of each of the Sellers, including the name, address, telephone number and contact for each such customer, which list shall only be delivered and transferred to the Buyer either by electronic mail or by facsimile.

(vii) Management Employment Agreements. Employment agreements between the Buyer and each of the Stockholder and the Officer in the form of Exhibit D attached hereto (the "Management Employment Agreements"), duly executed by each of the Stockholder and the Officer, respectively.

(viii) Books and Records. All books and records of each of the Sellers relating to the Business.

(ix) Lease. (i) A one year lease for the premises at 3232 North Elston Avenue, Chicago, IL 60618 (the “Building”) between the Buyer and JSS Properties LLC (the “LLC”), in the form of Exhibit F hereto (the "Lease"), duly executed by the LLC, and (ii) a letter agreement between the LLC and MediConnect terminating the current lease for the relevant premises.

(x) Bank Debt/Payoff Letter. A payoff letter from Devon Bank (the "Bank") in a form reasonably acceptable to the Buyer as well as such bank's wire transfer instructions.

(xi) Amtelco Consent. The consent of Amtelco to the assignment of that certain Amtelco license agreement, from MediConnect to Buyer, in a form reasonably acceptable to the Buyer.

1.4A. Deliveries of Buyer. On or prior to the Closing Date, Buyer will have delivered to the Sellers each of the following documents and payments (collectively "Buyer's Closing Documents"):

(i) Certificate of Secretary. A certificate of the Secretary of Buyer setting forth a copy of the resolutions adopted by its Board of Directors approving the execution and delivery of this Agreement and the other Purchase Documents and the consummation of transactions contemplated hereby and thereby.

(ii) Closing Cash Purchase Price. Each of the MediConnect and Phone Screen Closing Cash Purchase Price, respectively, in immediately available funds.

(iii) AMAC Shares. Irrevocable instructions to AMAC's transfer agent for the issuance of the AMAC Shares, as well as an opinion by AMAC's counsel relating to such issuance.

(iv) Management Employment Agreements. The Management Employment Agreements, duly executed by the Buyer.

1.5 Adjustments for Payables. Within 90 days after the Closing Date, Buyer will prepare an accrual based statement of accounts payable (including any payables outstanding as of the Closing Date, which are listed on Schedule 1.5 of the Disclosure Schedule (the "Payables")) as of the Closing Date with respect to each of the Sellers. Any such accounts payable which relate to any period prior to the Closing Date and which are paid by Buyer, shall be a credit in Buyer’s favor. Any amounts paid by either Seller prior to the Closing Date that relate to periods after the Closing Date shall also be scheduled and shall act as a credit in favor of such Seller. Buyer shall provide Sellers with an accounting of any sums claimed by Buyer from Sellers pursuant to this Section. The net amount shall be paid by the Buyer or Sellers, as the case may be, to the other within 30 days of the determination thereof. If either of the Sellers fails to timely pay any amounts due to Buyer pursuant to this Section, then such amounts may be debited from any amounts due to Sellers pursuant to this Agreement.

1.6 Adjustment for Receivables. [*].

1.7 Contingent Additional Good Will Payment and Phone Screen Additional Good Will Payment. [*].

Section 2. Representations and Warranties of the Sellers and the Principals. In order to induce Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, each of the Sellers and the Principals, represent and warrant to Buyer that each of the following statements is true and correct as of the date hereof, and with respect to representations and warranties that speak as of a subsequent date, such representations and warranties will also be true and correct in all material respects as of such date. Each of the Sellers and the Principals acknowledge that the following representations and warranties are an essential inducement to Buyer's decision to enter into this Agreement and to consummate the transactions contemplated hereby and that any breach thereof shall be deemed to be a material breach of this Agreement (provided, however, that Buyer shall notify Sellers in writing of any such breach and the amount of Damages (as defined in Section 6.1) claimed as a result of such breach, and Sellers shall have fifteen (15) days to dispute such breach, during which time, any payment obligations of the Buyer (to the extent of the Damages claimed) under this Agreement or the Management Employment Agreements shall be tolled):

2.1 Organization. Each of the Sellers is an Illinois corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to conduct its business and to own and operate its assets and properties as presently conducted and operated. The LLC is an Illinois limited liability company duly formed, validly existing and in good standing under the laws of its jurisdiction of formation, with full limited liability company power and authority to conduct its business and to own its assets and properties as presently conducted and operated. Except as set forth in Section 2.1 of the Disclosure Schedule, neither Seller does any business in any other jurisdiction in any manner which would require it to become qualified or licensed as a foreign entity. Each Seller has delivered to Buyer, as Section 2.1 of the Disclosure Schedule, true, correct and complete copies of such Seller’s articles of incorporation (the "Articles of Incorporation") and by-laws (the "By Laws"), as currently in effect.

2.2 Title to Purchased Assets; Ownership of Stock or Membership Interests.

(a) Each Seller has good and marketable title to the Purchased Assets owned by it including, without limitation, all assets set forth on each Seller's respective fixed asset ledgers attached to this Agreement on Section 2.5 of the Disclosure Schedule, free and clear of all Liens, other than (i) Liens, if any, for personal property taxes and assessments not yet due and payable and (ii) Liens disclosed on Section 2.2 of the Disclosure Schedule. The LLC is the sole owner of the Building. Upon consummation of the transactions contemplated by this Agreement, Buyer will acquire all of each Seller's respective rights, title and interests in and to the Purchased Assets owned by it, free and clear of all Liens, other than those listed on Schedule 2.2 of the Disclosure Schedule, except that the Lien held by the Bank shall be extinguished in full on the Closing Date by Buyer wiring the amount of funds listed in, and in accordance with the wire transfer instruction provided by Sellers in, Exhibit E hereto.

(b) The Stockholder is the sole record and beneficial owner of (i) 14,926 shares of MediConnect's common stock, no par value which constitute all of the outstanding capital stock of MediConnect, and (ii) 100 shares of Phone Screen's common stock, no par value, which constitute all of the outstanding capital stock of Phone Screen. No Person has any right, interest or claim to any of the Sellers’ capital stock (other than the Stockholder in the amounts set forth in the first sentence of this Section 2.2(b)) or the Purchased Assets. On or about April 19, 1989, the Officer purchased 500 shares of MediConnect's common stock from each of Richard Smith and Thomas Mulcahy, for a purchase price of $4.00 per share. There are no subscriptions, warrants, options, convertible securities or other rights (contingent or other) to purchase or acquire any shares of any class of capital stock of either Seller, issued or outstanding, and there is no commitment of either Seller to issue any shares, warrants, options or other such rights or to distribute to holders of any class of its capital stock, any evidences of indebtedness or assets. The Principals are the sole directors and officers of each of the Sellers. The Principals are the sole members and managers of the LLC.

2.3 Authorization; Validity of Agreement, Etc. Each of the Principals has the requisite capacity, and each of the Sellers has the full right, power and authority, to execute and deliver this Agreement and the other Purchase Documents to which, as applicable, it or they are a party and to consummate the transactions contemplated hereby and thereby, and to make the representations set forth herein and therein. The execution and delivery of this Agreement and the other Purchase Documents to which each Seller is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by each of the Sellers and no other proceedings on the part of either of the Sellers are necessary to authorize the execution and delivery of this Agreement and the other Purchase Documents to which each Seller is a party to or the consummation of the transactions contemplated hereby and thereby by each of the Sellers and the Principals. The execution and delivery of the Lease and the consummation of the transactions contemplated thereby have been duly and validly authorized by the LLC and no other proceedings on the part of the LLC are necessary to authorize the execution and delivery of the Lease. Each of this Agreement and the other Purchase Documents to which the Sellers are party have been duly and validly executed by each of the Sellers and constitute the valid and binding agreement of each of the Sellers, enforceable against each of the Sellers in accordance with its respective terms. Each of this Agreement and the other Purchase Documents to which the Principals are a party have been duly and validly executed by each of the Principals constitute the valid and binding obligation of each of the Principals, enforceable against each of the Principals in accordance with its respective terms. The Lease has been duly and validly executed by the LLC and constitutes the valid and binding obligation of the LLC, enforceable against the LLC in accordance with its terms.

2.4 Consents and Approvals; No Violation. Except as set forth in Section 2.4 of the Disclosure Schedule, and except as set forth below with respect to the MediConnect and Phone Screen customer contracts, the execution, performance and delivery by the each of the Sellers, and the Principals of this Agreement and each of the other Purchase Documents to which it or they are a party, as applicable, and the consummation by the Sellers and the Principals of the transactions contemplated hereby and thereby, respectively, and the compliance by each of the Sellers and the Principals with the provisions hereof and thereof will not: (a) conflict with or breach any provision of the Articles of Incorporation or Bylaws of either Seller; (b) violate or breach in any respect any provision of, or constitute a default (or an event which, with notice or lapse of time or both would constitute a default) under, any of the terms, covenants, conditions or provisions of, or give rise to a right to terminate or accelerate or increase the amount of payment due under, any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation to which either of the Sellers or, either of the Principals is a party (collectively, "Contracts"), or by which either of the Sellers or, either of the Principals or any of their respective properties or assets, as applicable, may be bound or affected; (c) require either of the Sellers or either of the Principals to make any filing or registration with, or obtain any other permit, authorization, consent or approval of, any Person (as hereinafter defined) or Governmental Entity (as hereinafter defined); (d) result in the creation of any Lien on or affecting the Purchased Assets; (e) violate any order, writ, injunction, decree, judgment, or ruling of any court or governmental authority, applicable to either of the Sellers or either of the Principals or any of their respective properties or assets; or (f) violate any statute, law, rule or regulation applicable to either of the Sellers or any of their respective properties or assets. The standard customer contract of MediConnect requires consent of the customer for assignment. Most of the customer contracts of Phone Screen reuire consent of the customer for assignment. "Person" shall mean any individual, partnership, corporation, joint venture, limited liability company, trust, organization or any other entity. "Governmental Entity” shall mean any foreign, provincial, United States federal, state, county, municipal or other local jurisdiction, political entity, body, organization, subdivision or branch, legislative or executive agency or department or other regulatory service, authority or agency.

2.5 Condition of Purchased Assets. All items of machinery, equipment, tooling and other tangible personal property owned or leased by the Sellers and used in the conduct of the Business (other than items of inventory) are listed in the detailed fixed assets ledger of each of the Sellers attached to Section 2.5 of the Disclosure Schedule (collectively, the "Personal Property"). Although it may not be specifically identified in Section 2.5 of the Disclosure Schedule, the term "Personal Property" includes all of the telephony equipment hardware and peripherals, including, but not limited to, telephony chassis, expansion cards, monitors, spare equipment, operator audio boxes, amplifiers, headsets, and all computers, furniture, fixtures and machinery, in each case located in the premises identified in the Lease. The Personal Property conforms in all respects to all requirements of applicable laws. All items of machinery, equipment and tooling included within the Personal Property are in good operating condition and in good state of maintenance and repair and are adequate for use in conduct of each of the Sellers’ Business as currently being conducted.

2.6 Receivables. All accounts receivable of each of the Sellers as of the Closing Date, are reflected on Section 2.6 of the Disclosure Schedule and represent valid obligations arising from bona fide transactions in the ordinary course of each of the Sellers’ business consistent with past practice and established in the ordinary course of each of the Sellers’ business. To the best knowledge of each of the Sellers and each of the Principals, the accounts receivable of each of the Sellers are collectible, and there is no contest, claim, or right of set off, under any contract with any obligor of an accounts receivable relating to the amount or validity of such accounts receivable. All invoices of each of the Sellers' relate to and reflect services previously provided by the Sellers to their respective customers, including base fees and usage fees.

2.7 Taxes.

(a) Except as set forth in Section 2.7(a) of the Disclosure Schedule:

(i) Each Seller has (A) duly and timely filed or caused to be filed with the Internal Revenue Service, the State of Illinois or other applicable Governmental Entity (collectively, "Taxing Authorities") all Tax Returns (as defined below) that are required to be filed by or on behalf of such Seller and that include or relate to the Purchased Assets or the Business, which Tax Returns are true, correct and complete, and (B) duly and timely paid in full or caused to be paid in full, or recorded a provision for such payment on the books and records of such Seller in accordance with GAAP for the payment of, all Taxes that are due and payable and any Taxes that could result in a Lien on any Purchased Asset or the Business. Each of the Sellers has adequate reserves for the payment of all Taxes that are not due and payable;

(ii) Each Seller has duly and timely complied with all applicable Laws relating to the collection or withholding of Taxes, and the reporting and remittance thereof to the applicable Taxing Authorities;

(iii) no audit, examination, investigation, reassessment or other administrative or court proceeding (collectively, a "Tax Proceeding") is pending, proposed, or threatened, with regard to any Tax or Tax Return referred to in clause (i) above;

(iv) there is no Lien for any Tax upon any of the Purchased Assets or the Business;

(v) there is no outstanding request for a ruling from any Taxing Authority, closing agreement (within the meaning of Section 7121 of the Code or any analogous provision of applicable Law) relating to any Tax for which either of the Sellers is or may be liable or with respect to each Seller's income, assets or business, power of attorney relating to, or in connection with, any Tax that could result in a Lien on any Purchased Asset or the Business;

(vi) none of the Purchased Assets is "tax-exempt bond financed property" or "tax-exempt use property" within the meaning of Section 168(g) or (h), respectively, of the Code or any similar provision of applicable Law;

(vii) none of the Purchased Assets is required to be treated as being owned by any other person pursuant to the "safe harbor" leasing provisions of Section 168(f)(8) of the Internal Revenue Code of 1954 as in effect prior to the repeal of those "safe harbor" leasing provisions or any similar provision of applicable Law;

(viii) no claim has ever been made by a Taxing Authority in a jurisdiction where either of the Sellers or either of the Principals has not paid any Tax or filed Tax Returns relating to the Business or any Purchased Asset asserting that such Seller or such Principal is or may be subject to Tax in such jurisdiction.

(ix) MediConnect is, and has always been, an "S-Corp" for all Tax purposes. Phone Screen is, and has always been, an "C-Corp" for all Tax purposes (it being understood that Phone Screen may apply for S-Corp status in the future).

(b) Each Seller has provided to Buyer true, complete and correct copies of (i) all Federal and Corporate Income Tax Returns relating to, and (ii) all audit reports relating to, each proposed adjustment, if any, made by any Taxing Authority with respect to any taxable period ending after December 31, 2001 and any and all Taxes with respect to which a Lien may be imposed on any Purchased Asset or the Business.

(c) As used herein, (i) "Tax Return" means any return, declaration, report, information return or statement, and any amendment thereto, including without limitation any consolidated, combined or unitary return or other document (including any related or supporting information), filed or required to be filed with any Taxing Authority in connection with the determination, assessment, collection, payment, refund or credit of any federal, state, local or foreign Tax or the administration of any Laws relating to any Tax or ERISA, and (ii) "Tax" or "Taxes" means any and all taxes, charges, fees, levies, deficiencies or other assessments of whatever kind or nature including, without limitation, all net income, gross income, profits, gross receipts, excise, real or personal property, sales, ad valorem, withholding, social security, retirement, excise, employment, unemployment, minimum, estimated, severance, stamp, property, occupation, environmental, windfall profits, use, service, net worth, payroll, franchise, license, gains, customs, transfer, recording and other taxes, customs duty, fees assessments or charges of any kind whatsoever, imposed by any Taxing Authority, including any liability therefor as a transferee (including without limitation under Section 6901 of the Code or any similar provision of applicable Law), as a result of Treasury Regulation §1.1502-6 or any similar provision of applicable Law, or as a result of any Tax sharing or similar agreement, together with any interest, penalties or additions to tax relating thereto.

2.7A Accuracy of Ledgers. Each of Sellers’ revenues and expenses ledgers delivered to Buyer are true and accurate in all material respects.

2.7B Financial Statements. Attached to Section 2.7B of the Disclosure Schedules are the (i) unaudited balance sheets of each Seller as of December 31, 2005, and (ii) unaudited statements of income of each Seller for the 12 month period ended December 31, 2005 (collectively, the "Financial Statements"), together with a compilation report of the Sellers' independent accountants with respect to such Financial Statements. The Financial Statements, (i) are derived from, and agree with, the books and records of each of the Sellers, respectively, and (ii) fairly present the financial condition of each of the Sellers, respectively, as of the date thereof and the results of operations of each of the Sellers for the periods set forth therein, in each case prepared in accordance with United States generally accepted accounting principles, as in effect on the date hereof.

2.8 Real Property. Except as set forth in Section 2.8 of the Disclosure Schedule, the Sellers do not own any real property and are neither a landlord, sublandlord or licensor nor a tenant, subtenant or licensee under any lease, sublease, license or occupancy agreement with respect to real property. Section 2.8 of the Disclosure Schedule lists and briefly describes all leases, subleases and agreements by which real property is used or occupied by the Sellers in connection with the Business. With respect to each parcel of leased real property: (i) the leases and subleases described on Section 2.8 of the Disclosure Schedule, constitute all of the leases, subleases and agreements under which the Sellers hold any interest in any leased real estate used in connection with their business; (ii) the Sellers have delivered to Buyer and its counsel true, correct and complete copies of all of the leases, subleases and agreements described on Section 2.8 of the Disclosure Schedule; (iii) each such lease, sublease or agreement is in full force and effect and is a legal, valid, binding and enforceable obligations of the applicable Seller and, to the best knowledge of each of the Sellers and the Principals, each of the other parties thereto, and will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms after the Closing; (iv) none of the Sellers or, to the best knowledge of each of the Sellers and the Principals, any other party to any such lease, sublease or agreement is in breach or default thereof, and no event has occurred which, with notice or the lapse of time, or both, would constitute such a breach or default or permit termination, modification or acceleration thereof or thereunder; (v) to the best knowledge of each of the Sellers and the Principals, no other party to any such lease, sublease or agreement has repudiated any provision thereof; (vi) there are no disputes, oral agreements or forbearance programs in effect as to any such lease, sublease or agreement; (vii) no such lease, sublease or agreement has been modified in any respect, except to the extent disclosed in documents delivered to Buyer and its counsel; (viii) neither of the Sellers has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in any leasehold or subleasehold; (ix) to the best knowledge of each of the Sellers and the Principals, all buildings, improvements and other property on the leased property have received all material approvals of governmental authorities (including certificates of occupancy, permits and licenses) required in connection with the operation thereof and have been operated and maintained in accordance with all material legal requirements and are not in violation of any material zoning, building code or subdivision ordinance, regulation, order or law or restrictions or covenants or record; (x) to the best knowledge of each of the Sellers and the Principals, all buildings, improvements and other property thereon are supplied with utitlies and other services necessary for the operation thereof (including gas, electricity, water, telephone, sanitary and storm sewers and access to public roads); (xi) there are no pending or, to the best knowledge of each of the Sellers and the Principals, threatened condemnation proceedings, lawsuits, or other administrative actions relating to such parcel or other matters affecting adversely the current use, occupancy, or value of such parcel; (xii) to the best knowledge of each of the Sellers and the Principals, the land does not serve any adjoining property for any purpose inconsistent with the use of the land, and the property is not located within any flood plain or subject to any similar type restriction for which any permits or licenses necessary to the use thereof have not been obtained; (xiii) other than the documents described on the attached Section 2.8 of the Disclosure, there are no leases, subleases, licenses, concessions, or other agreements, written or oral, by which the Sellers have granted to any Person the right of use or occupancy of any portion of such properties; (xiv) no Person (other than the Sellers) is in possession of such properties; and (xv) all such leased real property and improvements therein are in good operating condition and repair and are adequate and suitable for their intended use in the Business.

2.9 Intellectual Property. Section 2.9 of the Disclosure Schedule lists all Intellectual Property that is owned by each of the Sellers or any other Person and used by each of the Sellers in the operations of the Business, and there are no pending or, to the best knowledge of each of the Sellers and the Principals, threatened claims by any Person relating to either Seller's use of any Intellectual Property. With respect to such Intellectual Property, each Seller has, free and clear of all Liens, such rights of ownership or such rights of license, lease or other agreement to use the Intellectual Property as are necessary to permit such Seller to conduct its business and, except as set forth on Section 2.9 of the Disclosure Schedule, neither Seller is obligated to pay any royalty or similar fee to any Person in connection with such Seller's use or license of any of the Intellectual Property.

2.10 Material Contracts. Section 2.10 of the Disclosure Schedule sets forth a true, complete and correct list of every Contract that: (i) provides for aggregate future payments by each Seller or to each Seller of more than $1,000 (excluding purchase orders and invoices arising in the ordinary course of business); (ii) was entered into by any Seller with any of the Principals, or an officer, director or significant employee of each Seller; (iii) is a collective bargaining or similar agreement; (iv) guarantees or indemnifies or otherwise causes either Seller to be liable or otherwise responsible for the Liabilities of another or provides for a charitable contribution by either Seller; (v) involves an agreement with any bank, finance company or similar organization; (vi) restricts either of the Sellers or the Principals or the Business from engaging in any business or activity anywhere in the world; (vii) is an employment agreement, consulting agreement or similar arrangement with any employee of either of the Sellers; (viii) involves an agreement or any other Contract providing for payments from either Seller to any other Person, or by any Person to either Seller, based on sales, purchases or profits, other than direct payments for goods; or (ix) any other Contract that is material to the rights, properties, assets, business or operations of either Seller or the Business (the foregoing, collectively, "Material Contracts"). Each Seller has heretofore provided true, complete and correct copies of all of its Material Contracts to Buyer.

There is not, and to the best knowledge of each of the Sellers and the Principals, there has not been claimed or alleged by any Person with respect to any Material Contract, any existing default, or event that with notice or lapse of time or both would constitute a default or event of default, on the part of either Seller or, to the best knowledge of each of the Sellers and the Principals, on the part of any other party thereto, and no consent, approval, authorization or waiver from, or notice to, any Governmental Entity or other Person is required in order to maintain in full force and effect any of the Material Contracts, other than such consents and waivers that have been obtained and are unconditional and in full force and effect and such notices that have been duly given and copies of such consents, waivers and notices have been delivered to Buyer.

2.11 Customers, Suppliers and Distributors. Sellers have delivered to Buyer by electronic mail or facsimile dated December 12, 2006 (i) a list of all of each of the Sellers’ customers, (ii) the sales of each Seller for the 12 month period ended December 12, 2006, and (iii) the suppliers and distributors of each Seller during such period. Other than in the normal course of business, there has not been any adverse change in the business relationship of either Seller with any such customer, supplier or distributor, and neither of the Sellers or the Principals is aware of any threatened loss of any such customer, supplier or distributor.

Attached to Section 2.11 of the Disclosure Schedule is the most recent form of each of the Sellers’ standard customer agreement.

2.12 Litigation; Compliance with Laws; Licenses and Permits.

(a) Except as set forth in Section 2.12 of the Disclosure Schedule, there is no claim, suit, action or proceeding ("Proceeding") pending, nor, to the best knowledge of each of the Sellers or the Principals, is there any investigation or Proceeding threatened, that involves or affects either Seller or the Business, by or before any Governmental Entity, court, arbitration panel or any other Person.

(b) Except as set forth in Section 2.12 of the Disclosure Schedule, each of the Sellers and the Business have complied with all applicable federal, state, county, municipal or other local criminal, civil or common laws, statutes, ordinances, orders, codes, rules, regulations, permits, policies, guidance documents, judgments, decrees, injunctions, or agreements of any Governmental Entity (collectively, "Laws"), including but not limited to Laws relating to zoning, building codes, antitrust, occupational safety and health, industrial hygiene, environmental protection, water, ground or air pollution, consumer product safety, product liability, hiring, wages, hours, employee benefit plans and programs, collective bargaining and the payment of withholding and social security taxes. Since January 1, 2002, neither Seller has received any notice of any violation of any Law.

(c) Except as set forth in Section 2.12 of the Disclosure Schedule, each of the Sellers and the Business has every license, permit, certification, qualification or franchise issued by any Governmental Entity (each, a "License") and every approval, authorization, waiver, variance, exemption, consent or ratification by or on behalf of any Person that is not a party to this Agreement (each, a "Permit") required for it to conduct its business as presently conducted. All such Licenses and Permits are specified on Schedule 2.12. All such Licenses and Permits are in full force and effect and neither of the Sellers nor the Principals has received notice of any pending cancellation or suspension of any thereof nor, to the best knowledge of either of the Sellers or the Principals, is any cancellation or suspension thereof threatened. The applicability and validity of each such License and Permit will not be adversely affected by the consummation of the transactions contemplated by this Agreement. Each such License or Permit is set forth in Section 2.12 of the Disclosure Schedule.

2.13 Product or Service Claims. No product or service liability claim or a claim with respect to the conduct of the Business is pending, or to the best knowledge of each of the Sellers and the Principals, threatened, against either Seller or against any other party with respect to the products or services of the Business. Section 2.13 of the Disclosure Schedule lists all service and product liability claims asserted against each Seller with respect to the products or services of the Business or either Seller during the last five (5) years.

2.14 No Brokers. Neither of the Sellers or the Principals has employed, or otherwise engaged, any broker or finder or incurred any liability for any brokerage or investment banking fees, commissions, finders' fees or other similar fees in connection with the transactions contemplated by this Agreement.

2.15 Assets Utilized in the Business. Except as set forth in Section 2.15 of the Disclosure Schedule, the assets, properties and rights owned, leased or licensed by each Seller or used in connection with the Business and that are owned, leased or licensed by such Seller as of the date hereof, and all the agreements to which each Seller is a party, constitute all of the properties, assets and agreements necessary to such Seller in connection with the operation and conduct by such Seller of the Business as presently and as proposed to be conducted.

2.16 Related Party Transactions. Except as set forth in Section 2.16 of the Disclosure Schedule, neither of the Principals, nor any other director, officer or key employee of either of the Sellers (or any members of the immediate family (including spouse, brother, sister, descendant, ancestor or in-law) or affiliates of the aforementioned is (i) a party to any agreement, contract, commitment or transaction with either of the Sellers or affecting the Business, or has any interest in any property, whether real, personal or mixed, or tangible or intangible, used in or necessary to the business of either of the Sellers, or (ii) is a director, officer or employee of any customer or supplier of either of the Sellers.

2.17 Insurance. Section 2.17 of the Disclosure Schedule contains a complete and correct list of all policies of insurance of any kind or nature covering each Seller, including policies of life, fire, theft, casualty, product liability, workmen's compensation, business interruption, employee fidelity and other casualty and liability insurance, indicating the type of coverage, name of insured, the insurer, the expiration date of each policy, the amount of coverage and whether on an "occurrence" or "claims made" basis. All such policies are: (i) with insurance companies that are financially sound and reputable and are in full force and effect; (ii) sufficient for compliance with all material requirements of law and of all applicable material agreements; and (iii) valid, outstanding and enforceable policies. Complete and correct copies of such policies have been furnished to Buyer. All such insurance policies or comparable coverage shall continue in full force and effect through the Closing Date.

2.18 No Misstatements or Omissions. No representation or warranty by either of the Sellers or the Principals contained in this Agreement and no statement of each of the Sellers or the Principals contained in any certificate, list, Schedule, Exhibit or other instrument specified or referred to in this Agreement, whether heretofore furnished to Buyer or hereafter furnished to Buyer pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit any material fact necessary to make the statements contained therein, in light of the circumstances under which it was made, not misleading.

2.19 Labor Matters and Employment Matters.

(a) Set forth on Section 2.19(a) of the Disclosure Schedule is a list of all employees of each of the Sellers as of the date hereof and their respective positions, hire dates and, stated separately, their base wage rates and the nature and amount of any other compensation.

(b) Set forth on Section 2.19(b) of the Disclosure Schedule is a list of (i) each oral or written employment agreement, contract or severance agreement existing as of the date hereof, individually or collectively, with any of the Sellers’ employees (collectively, the "Employment Agreements"), and (ii) the name of each employee of such Seller with whom such Seller has entered into an agreement or contract as of the date hereof providing for retention payments (collectively, the "Retention Agreements"). Each Seller has furnished to the Buyer copies of all Employment Agreements and Retention Agreements.

(c) (i) Neither Seller is a party to or bound by any collective bargaining agreement or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to such Seller’s employees, (ii) none of such Seller’s employees are represented by any labor organization, and there are no organizational campaigns, demands, petitions or proceedings pending or, to the knowledge of each of the Sellers and the Principals, threatened by any labor organization or group of employees seeking recognition or certification as collective bargaining representative of any group of such Seller’s employees, (iii) to the knowledge of each of the Sellers and the Principals, there are no union claims to represent the employees of either Seller, (iv) there are no strikes, controversies, slowdowns, work stoppages, lockouts or labor disputes pending or, to the knowledge of each of the Sellers and the Principals, threatened against or affecting either Seller, and there has not been any such action during the past five (5) years, and (v) no unfair labor practice charges, jurisdictional disputes, or other matters within the jurisdiction of the National Labor Relations Board has occurred, is pending or, to the knowledge of each of the Sellers and the Principals, is threatened before the National Labor Relations Board or other governmental entity.

(d) Each Seller is, and has, at all times during at least the last three (3) years, been in compliance with all applicable laws, regulations and ordinances respecting immigration, employment and employment practices, and the terms and conditions of employment, including, without limitation, employment standards, equal employment opportunity, family and medical leave, wages, hours of work and occupational health and safety.

(e) (i) There are no pending, or to the knowledge each of the Sellers and the Principals, threatened Equal Employment Opportunity Commission or analogous state or local agency charges, complaints or other claims of employment discrimination against either Seller by any employee or independent contractor of either Seller; (ii) there are no pending, or to the knowledge of each of the Sellers and the Principals, threatened wage complaints, investigations, reviews or audits with respect to any of either Seller’s employees by the Department of Labor or analogous state or local governmental entities, and neither Seller has received notice of the intent of the Department of Labor or any other government entity to conduct any such investigation, review or audit; (iii) there are no pending, or to the knowledge of each of the Sellers and the Principals, threatened occupational safety and health complaints, investigations or reviews with respect to any of either Seller’s employees by the Occupational Safety and Health Administration or analogous state or local government entities, and neither Seller has received notice of the intent of the Occupational Safety and Health Administration or any other government entity to conduct any such investigation or review; and (iv) neither Seller has received notice of the intent of any government entity responsible for the enforcement of labor and employment laws to conduct any investigation, audit or review and, to the knowledge of each of the Sellers and the Principals, no such investigation is in progress with respect to either Seller.

(f) Since January 1, 2005 neither Seller has effected (i) a "plant closing" as defined in the Worker Adjustment and Retraining Notification Act of 1988 ("WARN") affecting any site of employment or one or more facilities or operating units within any site of employment or facility of such Seller, or (ii) a "mass layoff" as defined in WARN affecting any site of employment or facility of such Seller; nor has either Seller been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local law. None of either Seller’s employees has suffered an "employment loss" as defined in WARN since January 1, 2005. Buyer shall not incur any liability or other obligation with respect to WARN or any state or local plant closing or mass layoff statute in connection with or as a result of the transactions contemplated by this Agreement. The Sellers shall be, jointly and severally, solely and exclusively liable to provide such WARN or other plant closing or mass layoff notices as may be necessary in connection with any loss of employment by any employee of either Seller through and including the Closing Date.

(g) The consummation of the transactions contemplated hereunder will not accelerate the time of payment of any compensation due to any employee of either Seller or result in an excess parachute payment to any employee of either Seller within the meaning of Code Section 280G.

(h) Set forth on Section 2.19(h)(A) of the Disclosure Schedule is a complete list of each Seller’s current foreign national employees on whose behalf such Seller has submitted applications and petitions to the U.S. Department of Labor, U.S. Immigration and Naturalization Service, and U.S. Department of State for immigration employment and visa benefits; and each Seller has provided the Buyer with copies of all such applications and petitions and all government notices regarding adjudications of such notices and petitions. Section 2.19(h)(B) of the Disclosure Schedule identifies and describes any pending or, to the knowledge of each of the Sellers and the Principals, threatened actions against either Seller for violations under the Immigration Reform and Control Act of 1986 respecting such employees of either Seller.

(i) Set forth on Section 2.19(i) of the Disclosure Schedule is a complete list of all business of each Seller involving federal contracts giving rise to any reporting or filing obligations with the Office of Federal Contract Compliance Programs ("OFCCP"), and each Seller has complied in all material respects with all hiring and employment obligations applicable under OFCCP rules and regulations.

2.20 Environmental Matters.

(a) Each Seller is in compliance with, and the Business has been conducted in material compliance with, all Environmental Laws (as defined below) and Environmental Permits (as defined below);

(b) no Site (as defined below) is a treatment, storage or disposal facility, as defined in and regulated under the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., is on or ever was listed or is proposed for listing on the National Priorities List pursuant to the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., or on any similar state list of sites requiring investigation or cleanup;

(c) Neither of the Sellers nor the Principals have received any notice that remains pending or outstanding with respect to its business or any Site from any governmental entity or person alleging that either Seller is not in material compliance with any Environmental Law;

(d) there has been no release of a Hazardous Substance (as defined below) at, from, in, to, on or under any Site and no Hazardous Substances are present in, on, about or migrating to or from any Site that could give rise to an Environmental Claim (as defined below) against either Seller;

(e) there are no pending or outstanding corrective actions requested, required or being conducted by any governmental entity for the investigation, remediation or cleanup of any Site, and there have been no such corrective actions, whether still pending or otherwise;

(f) the Business has obtained and holds all necessary environmental permits, and those environmental permits will remain in full force and effect after the consummation of the transactions contemplated hereby;

(g) there are no past or pending, or to the knowledge of each of the Sellers and the Principals, threatened, Environmental Claims against either Seller or, with respect to the Business, either Seller or the Purchased Assets, the Principals, and neither of the Sellers or the Principals is aware of any facts or circumstances which could be expected to form the basis for any Environmental Claim against the Business;

(h) neither of the Sellers, nor any predecessor of such Seller, nor any entity previously owned by either Seller, has transported or arranged for the treatment, storage, handling, disposal, or transportation of any Hazardous Substance to any off-Site location that could result in an Environmental Claim against such Seller;

(i) there are no (i) underground storage tanks, active or abandoned, (ii) polychlorinated biphenyl containing equipment, or (iii) asbestos containing material at any Site; and

(j) there have been no environmental investigations, studies, audits, tests, reviews or other analyses (which have been reduced to writing) conducted by, on behalf of, or that are in the possession of either Seller with respect to any Site or any transportation, handling or disposal of any Hazardous Substance that has not been delivered to Buyer prior to execution of this Agreement.

As used herein, (i) "Environment" means all air, surface water, groundwater, or land, including land surface or subsurface, including all fish, wildlife, biota and all other natural resources; (ii) "Environmental Claim" means any and all administrative or judicial actions, suits, orders, claims, liens, notices, notices of violations, investigations, complaints, requests for information, proceedings or other communications (written or oral), whether criminal or civil, (collectively, "Claims") pursuant to or relating to any applicable Environmental Law by any person (including, but not limited to, any governmental entity, person and citizens' group) based upon, alleging, asserting, or claiming any actual or potential (x) violation of or liability under any Environmental Law, (y) violation of any environmental permit, or (z) liability for investigatory costs, cleanup costs, removal costs, remedial costs, response costs, natural resource damages, property damage, personal injury, fines, or penalties arising out of, based on, resulting from, or related to the presence, release, or threatened release into the Environment, of any Hazardous Substances at any location, including, but not limited to, any off-Site location to which Hazardous Substances or materials containing Hazardous Substances were sent for handling, storage, treatment, or disposal; (iii) "Environmental Law" means any and all Laws relating to the protection of health and the Environment, worker health and safety, and/or governing the handling, use, generation, treatment, storage, transportation, disposal, manufacture, distribution, formulation, packaging, labeling, or release of Hazardous Substances, whether now existing or subsequently amended or enacted, and the state analogies thereto, all as amended or superseded from time to time; and any common law doctrine, including, but not limited to, negligence, nuisance, trespass, personal injury, or property damage related to or arising out of the presence, Release, or exposure to a Hazardous Substance; (iv) "Hazardous Substance" means petroleum, petroleum hydrocarbons or petroleum products, petroleum by-products, radioactive materials, asbestos or asbestos-containing materials, gasoline, diesel fuel, pesticides, radon, urea formaldehyde, lead or lead-containing materials, polychlorinated biphenyls; and any other chemicals, materials, substances or wastes in any amount or concentration which are now included in the definition of "hazardous substances," "hazardous materials," "hazardous wastes," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," "pollutants," "regulated substances," "solid wastes," or "contaminants" or words of similar import, under any Environmental Law; and (v) "Site" means any of the real properties currently or previously owned, leased, used or operated by either Seller, any predecessors of either Seller or any entities previously owned by either Seller, including all soil, subsoil, surface waters and groundwater thereat.

2.21 No Material Adverse Change. Except as disclosed in Section 2.21 of the Disclosure Schedule, since December 31, 2005, (a) no event, condition or circumstance has occurred that could, or could be reasonably likely to, have a material adverse effect on the Business or the Purchased Assets, or on the condition (financial or otherwise), results of operations or prospects of either Seller or the Business; and (b) the Business has been conducted in the ordinary course and consistent with past practice.

2.22 No Undisclosed Liabilities.

(a) Neither Seller has any Liabilities other than those identified in the Disclosure Schedule, each of which was incurred in the ordinary course of business.

(b) All accounts payable of each Seller are set forth in Section 1.5 of the Disclosure Schedule, are the result of bona fide transactions in the ordinary course of business and are due and payable as at the date hereof, in accordance with the respective invoices relating thereto.

2.23 Solvency. Immediately prior to and upon consummation of the transactions contemplated under this Agreement, each Seller will be solvent, will have assets having a fair value in excess of the amount required to pay its Liabilities as they become due and will have access to adequate capital for the conduct of its business and the ability to pay its debts and such Liabilities as they mature.

2.24 Employee Benefits. i) Disclosure of All Plans. Except as set forth in Section 2.24 of the Disclosure Schedule, neither of the Sellers nor any other company or entity, which together with either of the Sellers has at any time constituted a member of the Sellers’ "controlled group" or "affiliated service group" (within the meaning of Sections 4001(a)(14) and/or (b) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and/or Sections 414(b), (c), (m) or (o) of the Internal Revenue Code of 1986, as amended (the "Code") (such group or groups and each member thereof hereinafter referred to individually and collectively as the "Group")), has at any time adopted, sponsored or maintained, has any liability for or is a fiduciary with respect to, or has any present or future obligation to contribute to or make payment under, or has or is making contributions or payments under, (i) any employee benefit plan (as defined in Section 3(3) of ERISA) regardless of whether such plan is actually covered by ERISA (including any Employee Welfare Benefit Plan or Employee Pension Plan, as defined in ERISA), or (ii) any other benefit plan, program, policy, practice, contract or arrangement of any kind whatsoever (whether for the benefit of present, former, retired or future employees, officers, directors, managers, consultants or each of independent contractors of either of the Sellers or any member of the Group, or for the benefit of any other person or persons) including, without limitation, with respect to disability, relocation, child care, educational assistance, deferred compensation, pension, retirement, profit sharing, thrift, savings, stock ownership, stock bonus, restricted stock, health, dental, medical, life, hospitalization, stock purchase, stock option, incentive, bonus, sabbatical leave, vacation, severance, cafeteria, performance award, stock or stock-related awards, fringe benefits or other contribution, benefit or payment of any kind, whether formal or informal, oral or written, funded or unfunded and whether or not legally binding, or (iii) any employment, consulting, service or other contract or agreement of any kind whatsoever (collectively, "Employee Plans"). Neither of the Sellers nor any member of the Group has any plan or commitment, whether legally binding or not, to establish any new Employee Plan, to modify any Employee Plan, or to enter into any Employee Plan, nor do they have any intention or commitment to do any of the foregoing.

(b) Documentation. Each of the Sellers and all members of the Group have provided to Buyer (i) correct and complete copies of all documents embodying or relating to each Employee Plan including all amendments thereto and copies of all forms of agreement and enrollment used therewith, and all trusts, group annuity contracts, insurance policies or other funding media in connection with these Employee Plans; (ii) the most recent annual reports (Series 5500 and all schedules thereto), if any, required under ERISA or the Code in connection with each Employee Plan or related trust; and (iii) the most recent Internal Revenue Service ("IRS") determination letter, opinion letter and rulings relating to each Employee Plan. Except as required to comply with applicable law or as otherwise required by this Agreement, no plan amendments have been adopted, no changes to the documents have been made, and no such amendments or changes shall be adopted or made prior to the Closing Date and since the date such documents were supplied to the Buyer.

(c) Qualified Status and Current Determination Letter. Each Employee Plan which is intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has received a favorable determination letter from the IRS with respect to each such Employee Plan as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation enacted through 2001, and neither of the Sellers nor any member of the Group knows or has reason to know why each such Employee Plan or trust should not continue to be so qualified.

(d) Employee Plan Compliance. Except as set forth in Section 2.24 of the Disclosure Schedule, (i) each Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations including, without limitation, ERISA and the Code, and no communication has been received from a governmental authority asserting that an Employee Plan is not in compliance with applicable laws, statutes, orders, rules and regulations; (ii) no prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) has occurred with respect to any Employee Plan; (iii) there are no actions, suits, claims, or governmental agency action or investigation pending or threatened (other than routine claims for benefits) against any Employee Plan or against the assets of any Employee Plan, and neither of the Sellers nor any member of the Group have any reason to expect such an action, suit, claim, or governmental agency action or investigation to arise; (iv) each Employee Plan can be amended, terminated or otherwise discontinued before or after the Closing Date in accordance with its terms, without liability to either of the Sellers, any member of the Group or the Buyer (other than ordinary administration expenses or Liabilities typically incurred in a termination event); (v) there are no audits, inquiries or proceedings pending or threatened by the IRS or Department of Labor ("DOL") with respect to any Employee Plan; (vi) neither of the Sellers nor any member of the Group is subject to any penalty or tax with respect to any Employee Plan under Section 402(i) of ERISA or Sections 4975 through 4980 of the Code; and (vii) neither of the Sellers nor any member of the Group has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

(e) No Pension Plans. Neither of the Sellers nor any members of the Group have ever maintained, established, sponsored, participated in or contributed to any employee pension benefit plan (as defined Section 3(2) of ERISA) which was, or is, subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code, and neither of the Sellers nor any member of the Group has incurred, or expects to incur, any liability under Title IV of ERISA.

(f) No Multiemployer Plans. At no time has either of the Sellers or any member of the Group sponsored, maintained, contributed to, had any obligation to contribute to, or incurred, or expects to incur, any liability regarding any multiemployer plan (as defined in Section 3(37) or Section 4001(a)(2) of ERISA).

(g) No Retiree Benefits. Neither of the Sellers nor any member of the Group maintains, sponsors, contributes to, or has any obligation to any retired or former employee of either of the Sellers with respect to the provision of any disability (long or short term), hospitalization, medical, dental or life insurance benefits, whether insured or self-insured, or coverage under any employee welfare benefit plan (within the meaning of Section 3(1) of ERISA) or any similar benefit plan maintained by either of the Sellers or any member of the Group, other than as required under Section 4980B of the Code or Part 6 of Title I of ERISA or any similar state law. Neither of the Sellers nor any member of the Group have represented, promised or contracted (whether in oral or written form) to an employee (either individually or to employees as a group) that such employee(s) would be provided with life insurance, medical or other employee benefits upon their retirement or termination of employment, except to the extent required by statute.

(h) Compliance with COBRA. Each of the Sellers and all member of the Group have complied with all notice and continuation of health care coverage requirements under Section 4980B of the Code and Part 6 of Title I of ERISA or any applicable state law.

(i) No Foreign Plans. Neither of the Sellers nor any member of the Group maintains, sponsors, has any obligation or liability to or provides or otherwise makes available retirement or deferred benefits of any kind whatsoever under any benefit plan or Employee Plan established or maintained outside of the United States.

(j) Effect of Transactions. The execution of this Agreement and the consummation of the transactions contemplated hereby and thereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Employee Plan, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee Benefit Plan. No payment or benefit which will or may be made by either of the Sellers, any member of the Group or the Buyer as a result of the execution of this Agreement and consummation of the transactions contemplated hereby will be characterized as a parachute payment (within the meaning of Section 280G of the Code).

2.25 Investment Representations. (a) MediConnect is an "Accredited Investor", as that term is defined under Section 501(a) of Regulation D under the Securities Act of 1933, as amended (the "Act"), by virtue of the fact that the Stockholder, its only equity owner, is an accredited investor. MediConnect is not a broker or dealer registered with the Securities and Exchange Commission under the Securities Exchange Act of 1934, or an entity engaged in a business that would require it to be so registered.

(b) Prior to the date hereof and the Closing Date, MediConnect has had full opportunity to ask questions of and receive answers from AMAC and its officers and authorized represen-ta-tives regarding the merits of an investment in the AMAC Shares. MediConnect confirms that it does not desire to receive any further information. MediConnect has sufficient knowledge and experience in financial and business matters so as to be able to evaluate the merits and risks of acquiring the AMAC Shares.

(c) MediConnect acknowledges that the AMAC Shares have not been registered under the Act or the securities laws of any state, are exempt from such registration and are being issued in reliance on Section 4(2) of the Act, specifically Rule 506 promulgated under Regulation D, and in reliance on MediConnect's representations and warranties contained herein. MediConnect has not received any general solicitation or general advertising regarding the acquisition of the MedicConnect Shares. MediConnect acknowledges that the AMAC Shares cannot be resold unless they are registered under the Act or exemption from registration is available.

(d) MediConnect represents and warrants that the AMAC Shares are being acquired by it for its own account, for investment purposes and not with a view to distribu-tion or resale, nor with the intention of sale, transfer or other disposition, in whole or any part for any particular price, or at any particular time, or upon the happening of any particular event or circum-stance. MediConnect agrees to hold the AMAC Shares indefinitely unless they are subsequently registered under the Act, or an exemption from such registration is available, and acknowledges that AMAC will require an opinion of counsel, as a condition of any sale or transfer, that registration is not required under the Act or applicable state securities laws. Certificates to be issued will bear a legend indicating that the AMAC Shares have not been registered under the Act and are subject to restrictions on transferability.

Section 3. Representations and Warranties of Buyer. Buyer represents and warrants to each of the Sellers and the Principals that each of the following statements is true and correct as of the date hereof:

3.1 Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, with full power and authority to conduct its business and to own and operate its assets and properties as presently conducted and operated.

3.2 Authorization; Validity of Agreement. Buyer has the right, power and authority to execute and deliver this Agreement and each of the other Purchase Documents to which it is a party (the "Buyer Purchase Documents") and to consummate the transactions contemplated hereby and thereby and to make the representations set forth herein and therein. The execution and delivery of the Buyer Purchase Documents and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by Buyer and no other proceedings on the part of Buyer are necessary to authorize the Buyer Purchase Documents or the consummation of the transactions contemplated hereby and thereby. Each of the Buyer Purchase Documents have been duly and validly executed by Buyer and constitute the valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be subject to or limited by applicable bankruptcy, insolvency, reorganization, or other similar laws, now or hereafter in effect, affecting the enforcement of creditors' rights generally.  The AMAC Shares, when issued, shall be validly issued, non-assessable and fully paid shares of AMAC's common stock..

3.3 Consents and Approvals; No Violation. The execution, performance and delivery by Buyer of the Buyer Purchase Documents and the consummation by Buyer of the transactions contemplated hereby and thereby, and compliance by Buyer with the provisions hereto and thereto do not and will not: (a) conflict with or breach any provision of the Certificate of Incorporation of Buyer; (b) violate or breach in any respect any provision of, or constitute a default (or an event which, with notice or lapse of time or both would constitute a default) under, any of the terms, covenants, conditions or provisions of, or give rise to a right to terminate or accelerate or increase the amount of payment due under, any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation to which Buyer is a party, or by which Buyer or any of its properties or assets may be bound; (c) require Buyer to make any filing or registration with, or obtain any other permit, authorization, consent or approval of, any governmental or regulatory authority; (d) violate any order, writ, injunction, decree, judgment, or ruling of any court or governmental authority applicable to Buyer or any of its assets; or (e) violate any statute, law, rule or regulation applicable to Buyer.

3.4 AMAC Shares. Subject to the provisions of Rule 144 promulgated pursuant to the Securities Act of 1933, as amended, MediConnect shall have the right to sell the AMAC Shares beginning one (1) year following the Closing Date. Subject to the accuracy of MediConnect's representations set forth in Section 2.25, the issuance of the AMAC Shares will not violate any applicable securities laws.

Section 4. Covenants of the Parties. In order to induce Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, each of the Sellers and the Principals, hereby agrees to enter into the following agreements and covenants, and acknowledges that the following agreements and covenants are an essential inducement to Buyer's decision to enter into this Agreement and to consummate the transactions contemplated hereby and that any breach thereof shall be deemed to be a material breach of this Agreement (subject to the applicable cure period expressly provided for below):

4.1 Employee Matters.

(a) Nothing in this Agreement shall confer upon any employee of the either Seller the right to employment with Buyer after the Closing Date. Buyer shall offer employment to all the of the Sellers’ current employees as listed on Schedule 2.19(a) hereto (all such employees accepting such offer are hereinafter referred to as the "Transferred Employees"), at no less than the base wage rates set forth on Schedule 2.19(a) hereto and no less favorable terms as set forth on Schedule 2.19(a) hereto, and on such other terms to be established by Buyer in its sole discretion. Buyer shall have no Liabilities with respect to either of the Sellers’ employees or independent contractors for periods prior to any such person becoming employees of, or independent contractors to, Buyer, including, but not limited to, Liabilities for wages, bonuses, vacation pay and employee benefits of any kind, and each of the Sellers shall be solely liable, jointly and severally, for the payment of any such Liabilities.

(b) Except to the extent specifically set forth in Section 4.1 of the Disclosure Schedule hereto, Buyer is not assuming and the Sellers shall remain liable, jointly and severally, for all Liabilities arising out of or in any way related to (i) all amounts required to be paid pursuant to any Employment Agreements, Retention Agreements and any other similar agreements between either Seller and any of such Seller’s employees, subject to and in accordance with the terms and conditions set forth in such agreements; (ii) any and all severance or termination costs that arise with respect to employees of either Seller terminated from employment with such Seller on or before the Closing Date (or whose notice of termination was delivered prior to such date); (iii) any claims by any employee of either Seller relating to a termination or deemed termination on or prior to the Closing Date as a result of the transactions contemplated by this Agreement; (iv) any claims by any Seller's employees who refuse Buyer’s offer of employment; (v) any workers’ compensation claims by any Transferred Employee for injuries or illnesses incurred, sustained or resulting from work-related exposures or conditions prior to such Transferred Employee’s employment date with Buyer, if any (regardless of whether the claim related thereto is filed before or after the Closing Date); (vi) claims for any benefits accruing, or with respect to occurrences commencing, on or before the Closing Date under any Seller's benefit plans, including, but not limited to, (A) hospital benefits or any confinements that commenced on or before the Closing Date, including any covered charges of health care professionals relating to such confinements, (B) short-term and long-term disability benefits, if any, for disabilities that commenced on or before the Closing Date for the period that each of such affected individuals remain disabled, (C) life and survivor income benefits, if any, for deaths that occur on or prior to the Closing Date, (D) all benefits that are being, or may be, paid to, or with respect to, any of such employees who are on long-term or short-term disability or medical, family, personal or other leaves of absence as of the Closing Date, or who go on short-term, long-term, medical, family, personal or other leaves of absence after the Closing Date as a result of any injury, illness or other factor occurring on or prior to the Closing Date pursuant to the terms of such Seller benefit plans as in effect immediately prior to the Closing Date (including any subsequent benefit increases); (E) benefits under any "spending account" or similar arrangement under any "cafeteria plan" (as defined in Section 125 of the Internal Revenue Code of 1986, as amended) with respect to salary reduction elections made prior to the Closing Date, (F) benefits under all other benefit plans of either Seller which accrue on or before the Closing Date; (vii) any independent contractor agreement or relationship to or involving either Seller entered into prior to the Closing Date; (viii) other acts or omissions occurring or otherwise attributable to the period on or before the Closing Date with respect to the employment of, termination of employment of, provision of benefits to, and/or compensation of any of the Sellers’ employees, including, but not limited to, any personal injury, discrimination, wage/hour, family and medical leave, mass layoff, plant closing, harassment, wrongful discharge, or other wrongful employment practice, unfair labor practice, claims for benefits (including claims arising under ERISA or workers’ compensation laws), or other violation of, or obligations under, any labor, employment or benefits law; and (ix) all wages and salaries of the Sellers’ employees for work performed or services rendered by such employees on or prior to the Closing Date. The parties hereto acknowledge and agree that, except with respect to those benefit plans listed on Section 4.1 of the Disclosure Schedule (the “Assumed Plans”), as of the Closing Date, the Transferred Employees will cease accruing benefits under and shall cease participation in all of the Sellers’ benefit plans. Buyer shall not have any liability or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise, and whether due or to become due, arising out of relating to either Seller being, or being deemed to be, a joint employer or part of a single employer group.

(c) The Buyer shall not adopt, assume or otherwise become responsible for, either primarily or as a successor employer, any assets or Liabilities of any Employee Plans, employee benefit plans, arrangements, commitments or policies currently provided by either Seller or by any member of the Group and each Seller shall remain solely liable for any Liability related to Employee Plans or other employee benefit plans, arrangements, commitments or policies, except that Buyer shall assume all obligations under the Assumed Plans for periods beginning after the Closing Date; and if and to the extent that the Buyer is deemed by law or otherwise to be liable as a successor employer for such purposes, each of the Sellers and the Principals shall, jointly and severally, indemnify the Buyer for the full and complete costs, fees and other Liabilities which result. Each Seller shall honor and be solely responsible for all Liabilities under such Seller’s benefit plans.

(d) Neither Seller shall take any action, including, but not limited to, offering employment with such Seller, to induce Transferred Employees not to accept employment with Buyer.

(e) To the extent permitted by law, as soon as reasonably practicable after the date hereof, each Seller will provide to Buyer the necessary employee data, including personnel and benefits information, maintained with respect to the Transferred Employees by such Seller or by its independent contractors, such as insurance companies and actuaries, in order to facilitate benefit and payroll transition for the Transferred Employees. The obligations set forth above shall be subject to a ten (10) day cure period from receipt by Sellers of a written notice of a breach of such obligations. After the date hereof, each Seller shall cooperate and provide Buyer with reasonable assistance in connection with the establishment of any applicable employee benefit plans and programs and shall cooperate with the Buyer in assisting the Transferred Employees in rolling over amounts attributable to their participation in each Seller’s defined contribution plan(s) into any comparable defined contribution retirement plan that may be established by the Buyer.

(f) Notwithstanding anything to the contrary contained in Section 6 hereof, each of the Sellers and the Principals shall, jointly and severally, pay and shall assume, indemnify, defend, and hold harmless Buyer from and against and in respect of any and all losses, damages, claims for benefits, Liabilities, taxes, and sanctions that arise under the Section 4980B of the Code, or Part 6 of Title I of ERISA or any similar state law (individually and collectively "COBRA"), interest and penalties, costs, and expenses (including, without limitation, disbursements and reasonable legal fees incurred in connection with any action, suit, proceeding, claim, appeal, demand, assessment, or judgment) imposed upon, incurred by, or assessed against Buyer and any of its employees arising by reason of or relating to any failure of Administaff Companies II, L.P. (“Administaff”) or either Seller to comply with the continuation health care coverage provisions of COBRA which failure occurred with respect to any current or prior employee of such Seller or any qualified beneficiary of such employee (as defined in COBRA) prior to the Closing Date or as otherwise required as a result of either Seller’s dissolution and/or termination of its group health plan or plans or any other transactions or matters contemplated by this Agreement. The obligations set forth above shall be subject to a ten (10) day cure period from receipt by Sellers of a written notice of a breach of such obligations. In particular, if and to the extent that the Buyer is deemed by law or otherwise to be liable as a successor employer for such COBRA purposes, each of the Sellers and the Principals shall, jointly and severally, indemnify the Buyer for the full and complete costs, fees and other Liabilities which result.

(g) In respect of grievances or labor claims of Transferred Employees to the extent relating to their employment by either Seller including, without limitation, any such grievances or labor claims filed before state or local authorities for which payment has not been made prior to the Closing Date, each Seller shall retain responsibility and liability for all amounts due with respect thereto including, without limitation, the payment of any amounts in the nature of back pay or employee compensation, and any state or federal taxes in connection with such back pay or employee compensation, and each of the Sellers and the Principals shall, jointly and severally, indemnify the Buyer with respect to any such Liabilities. The obligations set forth above shall be subject to a ten (10) day cure period from receipt by Sellers of a written notice of a breach of such obligations. Handling of such grievances and labor claims shall be at the Sellers’ cost and expense. Buyer shall have sole responsibility and liability for any labor claims of Transferred Employees that relate to their employment with Buyer.

(h) Nothing in this Section 4.1 shall limit the at will nature of the employment of the Transferred Employees or the right of Buyer to alter or terminate any employee benefit plan, program or arrangement.

(i) Immediately following the Closing Date, each of the Sellers shall direct and cause Administaff to, and all members of the Group shall each, terminate, effective as of the day immediately preceding the Closing Date, any and all Employee Plans, except for the Assumed Plans. Buyer shall receive from each Seller evidence that all tax qualified Employee Plans (other than those which are Assumed Plans) have been terminated by Administaff and all members of the Group pursuant to resolutions of each such entity’s board of directors (the form and substance of such resolutions being subject to the review and approval of Buyer), effective as of the day immediately preceding the Closing Date. The obligations set forth above shall be subject to a ten (10) day cure period from receipt by Sellers of a written notice of a breach of such obligations. Each of the Sellers shall direct and cause Administaff and each member of the Group to submit, or have submitted on its behalf, to the Internal Revenue Service an application for determination of the tax-qualified status upon its termination of each Employee Plan which is intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code. The obligations set forth above shall be subject to a ten (10) day cure period from receipt by Sellers of a written notice of a breach of such obligations. Each such application shall be (i) submitted as soon as administratively possible following the Closing Date, and (ii) paid for (including all related legal, administrative and other costs and expenses) solely by each such Seller. Each of the Sellers shall periodically notify Buyer of the status of each such submission and shall provide Buyer with a copy of each determination letter, if and when received. Each of the Sellers shall direct and cause Administaff and all members of the Group to operate and maintain the Employee Plans in all respects in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations including, without limitation, ERISA and the Code, until all amounts are distributed from such Employee Plan.

(j) each Seller shall retain responsibility and liability for all amounts or claims arising out of the agreement with Administaff and resulting out of the consummation of the transactions contemplated hereby, including, without limitation, the transfer of each Seller's employees to Buyer or the cessation of employment of any such employee, and each of the Sellers and the Principals shall, jointly and severally, indemnify the Buyer with respect to any such Liabilities. It is understood and agreed that Sellers shall not be responsible or liable for any liabilities or claims arising out of the agreement with Administaff which (i) relate to the operation of the Business after the Closing Date, and (ii) not resulting out of the consummation of the transactions contemplated hereby.

4.2 Non-disclosure of Confidential Information. Neither the Sellers, the Principals, nor any affiliate thereof, shall divulge, communicate, or use to the detriment of the Buyer or for the benefit of any other Person, or misuse in any way, any confidential information pertaining to the Business or the Purchased Assets. For purposes hereof, "confidential information" means information, including but not limited to, technical or non technical data, a formula, pattern, compilation, program, device, method, technique, drawing, process, marketing methods or data, financial data, or list of actual or potential customers or suppliers, that: (i) is sufficiently secret to derive economic value, actual or potential, from not being generally known to other persons who can obtain economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstance to maintain its secrecy or confidentiality.

4.3 Non-solicitation of Employees. Until the fifth anniversary of the Closing Date (the "Non-Solicitation Period"), neither the Sellers, the Principals, nor any affiliate thereof, shall, directly or indirectly, for itself or for any other person, firm, corporation, partnership, association or other entity, attempt to employ or enter into any contractual arrangement with any employee or former employee of either of the Sellers, unless such employee or former employee has not been employed by Buyer for a period in excess of one year.

4.4 Non-Competition. Until the fifth anniversary of the Closing Date (the "Non-Compete Period"), neither the Sellers, the Principals, nor any affiliate thereof, shall directly or indirectly, engage in the Business or any business comparable to or competitive with the Business, or have any interest in or engage in any transaction with, any sole proprietorship, partnership, corporation (other than the Buyer or any of its affiliates) or business or any other person or entity (whether as an employee, officer, director, partner agent, security holder, creditor, consultant or otherwise) that directly or indirectly engages in the Business (or any aspect thereof), or any business comparable to or competitive with the Business, in the states of Illinois, Maryland, Connecticut, Massachusetts, New Jersey, Pennsylvania or New York; provided, however, that nothing contained herein shall be deemed to prevent or restrict the Sellers, the Principals, or their affiliates, from owning up to 1% of the shares of any class of capital stock of any corporation whose shares are listed on a national securities exchange or are regularly traded in the over-the-counter market so long as neither the Sellers, the Principals, nor their respective affiliates actively participate or engage in the conduct of the business of any such other corporation. Notwithstanding any of the foregoing to the contrary, it is understood and agreed that the Principals may continue their "NeedMyDoctor" business as currently being conducted, as long as NeedMyDoctor does not enter into the TAS Business or the PhoneScreen Business and as long such continuation does not otherwise breach any of their obligations under this Agreement. For the sake of clarity, it is hereby understood and agreed that certain NeedMyDoctor customers utilize various providers of telephone answering services. The Principals hereby agree that they will, and will cause NeedMyDoctor to, refer all such customers who are seeking a provider of telephone answering services to the Buyer or its affiliates. In addition, it is hereby understood and agreed, that NeedMyDoctor shall not refer any of its customers to a provider of telephone answering services other than the Buyer or its affiliates (provided, however, that if after such initial referral, a customer requests a referral to a service provider in the same geographical region as the cutomer, and neither Buyer nor its affiliates provide such service in such region, the Principals may then refer such customer to another regional service provider), and that any such referral shall be deemed to be a breach of the provisions of this Section 4.4.

Each of the Sellers and the Principals acknowledge that the provisions of Sections 4.3 and 4.4, and the period of time, geographic area and scope and type of restrictions on its activities set forth in Section 4.3 and 4.4, are reasonable and necessary for the protection of Buyer and are an essential inducement to Buyer's entering into the transaction documents to which it is a party and consummating the transactions contemplated thereby. If, at the time of enforcement of Sections 4.3 or 4.4, a court shall hold that the period of time, geographic area or scope or type of restrictions set forth in Sections 4.3 or 4.4 are unreasonable under circumstances then existing, the parties hereto agree that the maximum period of time, geographic area or scope or type of restrictions deemed reasonable under such circumstances by such court shall be substituted for the stated period of time, geographic area or scope or type of restrictions set forth in Sections 4.3 and 4.4.

4.5 Public Statements. From and after the date hereof neither Buyer, on the one hand, nor the Sellers or the Principals, on the other hand, shall, or permit any affiliate thereof to, either make, issue or release any press release or any oral or written public announcement or statement concerning or with respect to, or acknowledgment of the existence of, or reveal the terms, conditions and status of the transactions contemplated hereby, without the prior written consent of the other party or parties hereto, as the case may be (which consent shall not be unreasonably withheld or delayed), unless such announcement is required by law or a governmental authority, in which case the other parties shall be given notice of such requirement prior to such announcement and the parties shall consult with each other as to the scope and substance of such disclosure. Notwithstanding the foregoing, the Sellers and the Principals understand and agree that Buyer's ultimate parent company will file a Form 8-K with the U.S. Securities and Exchange Commission in connection with the transactions contemplated hereby, which shall disclose the items as required by such Form 8-K.

4.6 Use of Name. As of the Closing Date, MediConnect shall cease using the name “MediConnect”, and shall (i) file an amendment to its Certificate of Incorporation within two business days of the Closing Date, changing its name to Sameh Enterprises, Inc., and (ii) terminate any and all of its assumed name filings. As of the Closing Date, Phone Screen shall cease using the name “Phone Screen” or words similar thereto, and (i) shall file an amendment to its Certificate of Incorporation with two business days of the Closing Date, changing its name to Lifshitz Enterprises, Inc., (ii) terminate any and all of its assumed name filings. Any future payments due hereunder shall be made to Sellers under their new names, as such corporate name may be amended from time to time.

4.7 Purchase Price Allocation. For tax reporting purposes, the Purchase Price shall be allocated among the Sellers, the Purchased Assets and the goodwill of the Business in accordance with the mutual agreement of the parties, such allocation to be set forth in writing prior to the Closing Date. For tax reporting purposes, Buyer and each of the Sellers agree to report the transactions contemplated under this Agreement in a manner consistent with the terms of this Agreement (including, without limitation, the agreed upon purchase price allocation) and neither will take any position inconsistent herewith in any tax related (i) return, (ii) refund claim, or (iii) litigation.

4.8 Other Actions. Each of the parties hereto hereby agree that from and after the date hereof they shall use all reasonable efforts to: (i) take, or cause to be taken, all actions, (ii) do, or cause to be done, all things, and (iii) execute and deliver all such documents, instruments and other papers, as in each case may be necessary, proper or advisable under applicable laws, or reasonably required in order to carry out the terms and provisions of this Agreement and to consummate and make effective the transactions contemplated hereby, and to vest in Buyer title to the Purchased Assets, free and clear of all Liens. In addition, each of the Sellers and the Principals will cooperate with Buyer and use their best efforts to cause the conditions to Buyer's obligation to close the transactions contemplated hereunder to be satisfied (including, without limitation, the execution and delivery of all agreements contemplated hereunder to be executed and delivered) on or prior to the Closing Date. The obligations set forth above shall be subject to a ten (10) day cure period from receipt by Sellers of a written notice of a breach of such obligations.

4.9 Payment of Payables. Following the Closing Date, each of the Sellers will promptly pay any outstanding Payables relating to their respective operations, but in no event later than 15 days from the Closing Date. The obligations set forth above shall be subject to a ten (10) day cure period from receipt by Sellers of a written notice of a breach of such obligations.

4.10 Gross Revenues Statements. As soon as reasonably practicable, but no later than forty-five (45) days after the Closing Date, each of the Sellers shall provide to Buyer with (i) unaudited balance sheets of each Seller as of November 30, 2006, and unaudited statements of income of each Seller for the 11 month period ended November 30, 2006 (collectively, the "2006 Financial Statements"), together with a compilation report of the Sellers' independent accountants with respect to such 2006 Financial Statements, and (ii) a statement of each such Sellers' Gross Revenues for the period beginning December 1, 2006 through December 31, 2006, in each case prepared in accordance with generally accepted accounting principles in the United States. Each of the Sellers and the Principals shall cooperate fully with the Buyer’s designated registered independent accounting firm in connection with the review of the 2006 Financial Statements, and shall cooperate fully with the Buyers in connection with the preparation of other financial information required by the Buyer in connection with any of the Buyer’s ultimate parents’ filings with the United States Securities and Exchange Commission. Buyer shall cooperate with Sellers to the extent necessary with respect to the production of the above referenced information, and Sellers' shall not be responsible for a breach of this Section to the extent such breach is caused by Buyer's failure to provide Sellers with the information necessary, and which is in Buyer's control, to provide the above required information.

4.11 Discharge of Liabilities; Sales Taxes. Other than the Assumed Liabilities, each Seller shall, and each of the Principals shall cause each Seller to, perform and discharge all Liabilities relating to the Business or the Purchased Assets, as required under the terms and conditions with respect to such Liabilities. The obligations set forth above shall be subject to a ten (10) day cure period from receipt by Sellers of a written notice of a breach of such obligations. Each of the Sellers and the Principals shall be jointly and severally liable for all sales taxes and other charges relating to the Purchased Assets in connection with any sales tax audit or other taxes due for any period prior to the Closing. Each of the Sellers and the Principals shall jointly and severally liable indemnify the Buyer with respect to any Damages (as hereinafter defined) due to the failure of either Seller to discharge any such Liabilities in accordance with this Section.

4.12 Assigned Contracts. To the extent any Assigned Contract for which assignment to Buyer as provided herein is not permitted without consent of another party, this Agreement shall not constitute an assignment thereof if such assignment would constitute a breach thereof. Each of the Sellers, the Principals and the Buyer agree to use reasonably commercial efforts to obtain consent of such other party to the assignment of any such Assigned Contract to Buyer in all cases in which such consent is required for such assignment. Until such consent is obtained or if it is not obtained, each of the Sellers and the Principals shall cooperate with Buyer in any reasonable arrangement (such as by agency or sublicense) designed to provide the Buyer with the economic benefits under such relevant contract.

4.13 Notice of Sales or Purchase of Business Assets. Sellers and Principals hereby acknowledge that Buyer intends to file, within ten (10) days of the Closing Date, Form CBS-1 Notice of Sale or Purchase of Business Assets with the Illinois Department of Revenue, with respect to each of the Sellers, and each of the Sellers and Principals hereby agrees that it shall cooperate with Buyer in the preparation and filing of such notices. In the event that at any time following the submission of such notices, the Illinois Department of Revenue notifies Buyer that is to (i) withhold or set aside any amounts, or (ii) remit any amounts to the State of Illinois, then Sellers and Principals shall cause such amounts to (A) in the case of (i), be placed in escrow within five (5) business days of such notification pursuant to an escrow agreement between the Buyer, each of the Sellers and Sellers' counsel as escrow agent, it being understood that the escrow agreement shall have such customary terms and conditions as attached hereto as Exhibit G, or (B) in the case of (ii), remit such amounts as directed by such notification. In the event that Sellers' counsel does not agree to enter into such escrow agreement, Buyer shall select an escrow agent. Any amounts placed into escrow shall only be released following receipt of written notice to Buyer by the Illinois Department of Revenue of its final determination as to any amounts due to it, as follows: any amounts due to the Illinois Department of Revenue shall be released to it in order to satisfy such liabilities, and the balance shall be released to the Sellers in accordance with their written instructions.

Section 5. Survival of Representations and Warranties.

5.1 Survival of Representations and Warranties of the Sellers and the Principals. Notwithstanding any right of Buyer to fully investigate the affairs of each Seller and notwithstanding any knowledge of facts determined or determinable by Buyer pursuant to such investigation or right of investigation, Buyer has the right to rely fully upon the representations and warranties of each of the Sellers and the Principals contained in this Agreement or in any other Purchase Document. All such representations and warranties shall survive the execution and delivery of this Agreement until the third anniversary hereof, (other than the representations and warranties contained in Sections 2.1, 2.2, 2.3, 2.4, 2.5, 2.7, 2.19, 2.24 and 2.25, which representation shall survive the execution and delivery of this Agreement without any time limitations. Covenants shall be binding and shall survive in accordance with their respective terms.

5.2 Survival of Representations and Warranties of Buyer. Notwithstanding any right of each of the Sellers and the Principals fully to investigate the affairs of Buyer and notwithstanding any knowledge of facts determined or determinable by each of the Sellers or the Principals pursuant to such investigation or right of investigation, each of the Sellers and the Principals have the right to rely fully upon the representations and warranties of Buyer contained in this Agreement or in any other Purchase Document. All such representations and warranties shall survive the execution and delivery of this Agreement until the third anniversary of the Closing Date. Covenants shall be binding and shall survive in accordance with their respective terms.

Section 6. Indemnification.

6.1 Indemnification by the Sellers and the Principals. Each of the Sellers and the Principals shall, jointly and severally, indemnify and defend Buyer, AMAC and each of their respective officers, directors, employees, shareholders, agents, advisors or representatives (each, a "Buyer Indemnitee") against, and hold each Buyer Indemnitee harmless from, any loss, liability, obligation, deficiency, damage or expense including, without limitation, interest, penalties, reasonable attorneys' and consultants' fees and disbursements (collectively, "Damages"), that any Buyer Indemnitee may suffer or incur based upon, arising out of, relating to or in connection with any of the following (whether or not in connection with any third party claim):

(a) any breach of any representation or warranty made by either of the Sellers or, either of the Principals, contained in this Agreement or in any other Purchase Document or in respect of any third party claim made based upon facts alleged which, if true, would constitute any such breach;

(b) Any failure by any of the Sellers or the Principals to perform or to comply with any covenant or condition required to be performed or complied with by such Seller or such Principal contained in this Agreement or in any other Purchase Document;

(c) the ownership or operation of the Business or the Purchased Assets prior to the Closing Date; or

(d) the ownership or operation of the Excluded Assets.

6.2 Indemnification by Buyer. Buyer shall indemnify and defend each of the Sellers and each of Sellers’ respective officers, managers, employees, members, agents, advisors or representatives (each, a "Seller Indemnitee") against, and hold each Seller Indemnitee harmless from, any Damages that such Seller Indemnitee may suffer or incur arising from, related to or in connection with any of the following:

(a) any breach of any representation or warranty made by Buyer contained in this Agreement or in any other Purchase Document or in respect of any third party claim made based upon facts alleged which, if true, would constitute any such breach;

(b) Buyer's failure to perform or to comply with any covenant or condition required to be performed or complied with by Buyer contained in this Agreement or in any other Purchase Document; or

(c) the ownership or operation of the Business or the Purchased assets, to extent relating to activities of the Buyer after the Closing Date, except with respect to Damages relating to or arising out of the negligence, gross negligence or willful misconduct of the Principals.

6.3 Indemnification Procedures.

(a) Any party seeking indemnification hereunder with respect to a claim not involving a third party, shall notify the indemnifying party in writing of such claim, including a detailed accounting describing with specificity the amount of Damages claimed, and the indemnifying party shall have fifteen (15) days to respond to such claims. During such fifteen (15) day period, any payments due to Sellers by Buyer pursuant to this Agreement or the Management Employment Agreements shall be tolled to the extent of the Damages so claimed. Promptly after notice to an indemnified party of any claim or the commencement of any action or proceeding, including any actions or proceedings by a third party (hereafter referred to as "Proceeding" or "Proceedings"), involving any Damage referred to in sections 6.1 and 6.2, such indemnified party shall, if a claim for indemnification in respect thereof is to be made against an indemnifying party pursuant to this Section 6, give written notice to the indemnifying party, setting forth in reasonable detail the nature thereof and the basis upon which such party seeks indemnification hereunder; provided, however, that the failure of any indemnified party to give such notice shall not relieve the indemnifying party of its obligations hereunder, except to the extent that the indemnifying party is actually prejudiced by the failure to give such notice.

(b) In the case of any Proceeding by a third party against an indemnified party, the indemnifying party shall, upon notice as provided above, have the right at its expense to promptly and diligently assume the defense thereof, with counsel reasonably satisfactory to the indemnified party, and, after notice from the indemnifying party to the indemnified party of its assumption of the defense thereof, the indemnifying party shall not be liable to such indemnified party for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof or for any amounts paid or foregone by the indemnified party as a result of any settlement or compromise thereof that is effected by the indemnified party (without the prior written consent of the indemnifying party).

(c) Anything in this Section 6 notwithstanding, if both the indemnifying party and the indemnified party are named as parties or subject to such Proceeding and the indemnified party determines with advice of counsel that there may be one or more legal defenses available to it that are different from or additional to those available to the indemnifying party or that a material conflict of interest between such parties may exist in respect of such Proceeding, then upon written notice by the indemnified party of such determination, the indemnified party shall have the right, but not the obligation, to participate at its own cost and expense in such defense by counsel of its own choice.

(d) If the indemnifying party assumes the defense of any such Proceeding, the indemnified party shall cooperate fully with the indemnifying party and shall appear and give testimony, produce documents and other tangible evidence, allow the indemnifying party access to the books and records of the indemnified party and otherwise assist the indemnifying party in conducting such defense. No indemnifying party shall, without the consent of the indemnified party, consent to entry of any judgment or enter into any settlement or compromise which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect of such claim or Proceeding. Provided that proper notice is duly given, if the indemnifying party shall not promptly and diligently assume the defense thereof, then the indemnified party may respond to, contest and defend against such Proceeding and may make in good faith any compromise or settlement with respect thereto, and recover from the indemnifying party the entire cost and expense thereof including, without limitation, reasonable attorneys' fees and disbursements and all amounts paid or foregone as a result of such Proceeding, or the settlement or compromise thereof. The indemnification required hereunder shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills or invoices are received or loss, liability, obligation, damage or expense is actually suffered or incurred.

6.4 Right to Set-Off. Subject to Buyer's compliance with the notification requirements set forth in the first two sentences of Section 6.3(a) above, Buyer shall have the right, but not the obligation, to set-off (i) the amount of any and all Damages for which any Seller, any Stockholder may become liable to Buyer under any provisions of this Agreement, against any sums otherwise payable to either of the Sellers or, either of the Principals hereunder, or under any other document or instrument executed and delivered pursuant to this Agreement or contemplated hereby including, without limitation, any amounts payable to either of the Sellers or either of the Principals pursuant to Section 1.3(d), Section 1.6, Section 1.7 hereof or any amounts payable to the Principals pursuant to the Management Employment Agreements; provided, however, that with respect amounts payable under Section 1.6 and 1.7 hereof or any amounts payable pursuant to the Management Employment Agreements, such right of set-off shall be limited to Damages arising out of third party claims.  Buyer will not exercise any right to set-off until it has given the Sellers or the Principals, as the case may be, not less than thirty (30) days notice within which period the Sellers and the Principals shall have the right to either (i) in the case of claim between Buyer and Sellers, pay the amount of the Damages proposed by Buyer in cash, or (ii) in the case of a third party claim, settle such claim in full with such third party (including appropriate releases) reasonably satisfactory to Buyer; provided, however, that during such 30 day time period, any payment obligations of the Buyer under this Agreement or the Management Employment Agreements, to the extent the Buyer has a right to set-off against such payments and to the extent of the Damages claimed, shall be tolled. The remedies provided herein shall be cumulative and shall not preclude assertion by any party hereto of any other rights or the seeking of any other remedies against any other party hereto. No assertion of the right of set-off shall impair Buyer’s title in the Purchased Assets or any other of Buyer’s rights under this Agreement.

Section 7. Miscellaneous.

7.1 Transaction Fees and Expenses. Each party hereto shall bear such costs, fees and expenses as may be incurred by it in connection with this Agreement and the transactions contemplated hereby, including each party’s respective attorney's costs and fees.

7.2 Notices. Any notice, demand, request or other communication which is required, called for or contemplated to be given or made hereunder to or upon any party hereto shall be deemed to have been duly given or made for all purposes: if (a) in writing and sent by messenger or a recognized national overnight courier service for next day delivery with receipt therefor, or (b) sent by facsimile transmission with a written copy thereof sent on the same day by postage paid first-class mail or (c) by personal delivery to such party at the following address:

To Buyer:

c/o American Medical Alert Corp.
3265 Lawson Boulevard
Oceanside, New York 111572
Attention: Mr. Jack Rhian
Facsimile No.: (516) 536-5276

with a copy to:

Moses & Singer LLP
The Chrysler Building
405 Lexington Avenue
New York, New York 10174
Attention: Allan Grauberd
Facsimile No.: (212) 554-7700

To either of the Sellers or the Principals:

2722 Old Glenview Road
Wilmette, Illinois 60091
Attention: Janet and Joseph Sameh
Facsimile No: 847-920-9016

with respect to each Seller and each Principal, with a copy to:

David B. Pogrund
Stone, Pogrund & Korey
211 North La Salle Street
Chicago, IL 60601
Facsimile No.: (312) 782-1482

or such other address as either party hereto may at any time, or from time to time, direct by notice given to the other party in accordance with this section. The date of giving or making of any such notice or demand shall be, in the case of clause (a), the date of the receipt, in the case of clause (b), the business day next following the date such notice or demand is sent, and in the case of clause (c), upon delivery. A copy of any notice to either Seller or either Stockholder shall be sent concurrently to each other Seller or Stockholder, as the case may be.

7.3 Amendment. Except as otherwise provided herein, no amendment of this Agreement shall be valid or effective unless in writing and signed by or on behalf of the Buyer, each of the Sellers and each of the Principals.

7.4 Waiver. No course of dealing of any party hereto, no omission, failure or delay on the part of any party hereto in asserting or exercising any right hereunder, and no partial or single exercise of any right hereunder by any party hereto shall constitute or operate as a waiver of any such right or any other right hereunder. No waiver of any provision hereof shall be effective unless in writing and signed by or on behalf of the party to be charged therewith. No waiver of any provision hereof shall be deemed or construed as a continuing waiver, as a waiver in respect of any other or subsequent breach or default of such provision, or as a waiver of any other provision hereof unless expressly so stated in writing and signed by or on behalf of the party to be charged therewith. Buyer's receipt of information contained herein shall not be deemed to waive any of Buyer's rights under the indemnification provisions of Section 6.

7.5 Governing Law. This Agreement shall be governed by, and interpreted and enforced in accordance with, the internal laws of the State of Illinois, other than those which would defer to the substantive laws of another jurisdiction.

7.6 Jurisdiction. Each of the parties hereto hereby irrevocably consents and submits to the exclusive jurisdiction of the federal and state courts located in Cook County, Illinois, in connection with any claim or dispute arising out of or relating to this Agreement or the transactions contemplated hereby, waives any objection to venue in such courts and agrees that service of any summons, complaint, notice or other process relating to such claim or dispute may be effected in the manner provided by Section 7.2..

7.7 Remedies. In the event of any actual or prospective breach or default by any party hereto, the other parties shall be entitled to equitable relief, including remedies in the nature of rescission, injunction and specific performance. All remedies hereunder are cumulative and not exclusive. Nothing contained herein and no election of any particular remedy shall be deemed to prohibit or limit any party from pursuing, or be deemed a waiver of the right to pursue, any other remedy or relief available now or hereafter existing at law or in equity (whether by statute or otherwise) for such actual or prospective breach or default, including the recovery of damages. The prevailing party in any action at law or equity shall be entitled to recover all litigation expenses, including deposition fees and all reasonable legal fees from the non-prevailing party.

7.8 Severability. The provisions hereof are severable and if any provision of this Agreement shall be determined to be legally invalid, inoperative or unenforceable in any respect by a court of competent jurisdiction, then the remaining provisions hereof shall not be affected, but shall, subject to the discretion of such court, remain in full force and effect, and any such invalid, inoperative or unenforceable provision shall be deemed, without any further action on the part of the parties hereto, amended and limited to the extent necessary to render such provision valid, operative and enforceable.

7.9 Further Assurances. Each party hereto covenants and agrees promptly to execute, deliver, file or record such agreements, instruments, certificates and other documents and to perform such other and further acts as the other party hereto may reasonably request or as may otherwise be necessary or proper to consummate and perfect the transactions contemplated hereby.

7.10 Assignment. This Agreement and all of the provi-sions hereof shall be binding upon and inure to the benefit of the parties hereto, their heirs and their respective successors and assignees; provided, however, that neither of the Sellers nor the Principals shall assign any of its or their respective rights or delegate any duties hereunder without the prior written consent of Buyer.

7.11 No Third Party Beneficiaries. Nothing contained in this Agreement, whether express or implied, is intended, or shall be deemed, to create or confer any right, interest or remedy for the benefit of any Person other than as otherwise provided in this Agreement.

7.12 Entire Agreement. This Agreement (including all the schedules and exhibits hereto), together with the Exhibits, Schedules, certificates and other documentation referred to herein or required to be delivered pursuant to the terms hereof, contains the terms of the entire agreement among the parties with respect to the subject matter hereof and supersedes any and all prior agreements, commitments, understandings, discussions, negotiations or arrangements of any nature relating thereto.

7.13 Headings. The headings contained in this Agreement are included for convenience and reference purposes only and shall be given no effect in the construction or interpretation of this Agreement.

7.14 Counterparts. This Agreement may be executed in any number of counterparts and delivered by facsimile, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the undersigned have executed this Asset Purchase Agreement as of the date first set above.

Sellers:	AMERICAN MEDICONNECT, INC.

	By:	/s/ Janet Lifshitz
Name: Janet Lifshitz
Title: President

PHONE SCREEN, INC.

By:	/s/ Janet Lifshitz
Name: Janet Lifshitz
Title: President

Principals:	By:	/s/ Janet Lifshitz
Janet Lifshitz

By:	/s/ Joseph Sameh
Joseph Sameh

Buyer:	AMERICAN MEDICONNECT ACQUISITION CORP.

	By:	/s/ Jack Rhian
Name: Jack Rhian
Title: President

American Medical Alert Corp., a New York corporation, hereby guaranties the performance of all of Buyer's payment obligations pursuant to this Agreement, including pursuant to Section 6.2 hereof, and affirms all of Buyer's representations and warranties contained in Sections 3.1 through 3.4.

AMERICAN MEDICAL ALERT CORP.

By:	/s/ Jack Rhian
Name: Jack Rhian
Title: President